Exhibit 5.1

2100 L Street, NW Suite 900 Washington DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 www.mofo.com	morrison & foerster llp austin, beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

January 18, 2024

Board of Directors

Envoy Medical, Inc.

4875 White Bear Lake Parkway

White Bear Lake, MN 55110

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Envoy Medical, Inc. (previously known as Anzu Special Acquisition Corp I), a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (a) the issuance of shares of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and (b) the resale of Class A Common Stock and Shortfall Warrants (as defined below) held by certain stockholders and warrant holders of the Company (the “Selling Securityholders”), as follows:

(i)	the issuance of up to 14,166,666 shares of Class A Common Stock (the “Public Warrant Shares”) that are issuable upon the exercise of 14,166,666 warrants (the “Public Warrants”) issued pursuant to the Warrant Agreement, dated March 1, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agreement”);

(ii)	the issuance of up to 3,874,394 shares of Class A Common Stock (the “Shortfall Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of 3,874,394 warrants (the “Shortfall Warrants” and, together with the Public Warrants, the “Warrants”) issued pursuant to the Forward Purchase Agreement, dated April 17, 2023, by and among the Company, Envoy Medical Corporation, Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Meteora Strategic Capital, LLC (as amended to date, the “Forward Purchase Agreement”);

(iii)	the issuance of up to 3,913,043 shares of Class A Common Stock (the “Series A Shares” and, together with the Public Warrant Shares and Shortfall Warrant Shares, the “Primary Shares”) that are issuable upon the conversion of 4,500,000 shares of the Company’s Series A preferred stock, $0.0001 par value per share (“Series A Preferred Stock”) pursuant to the certificate of designation for the Series A Preferred Stock (the “Certificate of Designation”);

Board of Directors

Envoy Medical, Inc.

January 18, 2024

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(iv)	the resale by the Selling Securityholders of (a) up to 13,418,923 outstanding shares of Class A Common Stock (the “Outstanding Secondary Shares”), (b) the Shortfall Warrant Shares and (c) the Series A Shares; and

(v)	the resale by the Selling Securityholders of the Shortfall Warrants.

The Public Warrants are governed under the terms of the Warrant Agreement. The Shortfall Warrants are governed under the terms of the Forward Purchase Agreement and Shortfall Warrants.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Primary Shares, Outstanding Secondary Shares and Shortfall Warrants. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant Agreement) of the Public Warrants and Reset Price (as defined in the Forward Purchase Agreement) of the Shortfall Warrants will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect, and, with respect to the Warrants, the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provision contained in the Warrant Agreement and the Forward Purchase Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Series A Shares have been duly authorized and, when issued upon the conversion of Series A Preferred Stock pursuant to the Certificate of Designation, will be validly issued, fully paid and nonassessable.

3.	The Shortfall Warrants constitute valid and legally binding obligations of the Company.

4.	The Outstanding Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

b.	Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

Board of Directors

Envoy Medical, Inc.

January 18, 2024

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c.	We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

d.	We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Class A Common Stock or the Warrants.

e.	Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

f.	We express no opinion as to the validity or legally binding effect of Section 4.5 of the Warrant Agreement, Section 3(e) of the Shortfall Warrants or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

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Board of Directors

Envoy Medical, Inc.

January 18, 2024

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP